EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 17, 2021, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of FARO Technologies, Inc. and subsidiaries on Form-10-K for the year ended December 31, 2020. We consent to the incorporation by reference of said reports in the Registration Statements of FARO Technologies, Inc. and subsidiaries on Forms S-8 (File No. 333-160660, File No. 333-197762 and File No. 333-226491).

/s/ GRANT THORNTON LLP
Orlando, Florida
February 17, 2021